Exhibit 99.1

                                                         Contact: James Carswell
                                                                    760-416-8628

               COMPOSITE TECHNOLOGY COMPLETES $6 MILLION FINANCING

       AGREES TO COURT REQUEST FOR EXTENSION OF PLAN CONFIRMATION HEARING

IRVINE, CA, October 14, 2005 - Composite Technology Corporation (CTC or the Company) (OTC Bulletin Board: CPTCQ), a leading developer of high-performance composite core cables for electric transmission and distribution lines, today announced it has completed a $6 million financing through the sale of 6% senior convertible notes. The notes are convertible into shares of the Company's common stock at a conversion price of $1.55 per share.

Seven accredited institutional investors participated in the financing. Proceeds from the financing will be used for the Company's normal business operations and provided the Company's plan of reorganization is approved, to pay the Company's unsecured creditors.

Benton H Wilcoxon, the Company's Chairman and CEO stated: "We are pleased to have completed this financing. Our success in raising these funds while in Chapter 11 is an indication of the very strong level of confidence of our shareholders and the investment community in the Company. This additional capital is important for our timely emergence from reorganization."

Lane Capital Markets ("LCM"), a partnership investment bank, acted as CTC's placement agent for the placement of the notes. LCM previously acted as the placement agent in connection with the Company's placement of a $15 million convertible debenture to institutional investors in August 2004.

Additional information on the financing will be available in the Company's 8-K to be filed with the Securities and Exchange Commission.

On October 13, 2005, the Company agreed, pursuant to a request from Judge John
E. Ryan, to continue the hearing date for confirmation of the Company's plan for reorganization from October 17 to October 24, 2005 at 10am.

About CTC:
Composite Technology Corporation is an Irvine, California based company that develops, produces, tests and markets novel products based upon composite materials technology. Its subsidiary, CTC Cable Corporation, produces and markets patent pending high performance composite core conductor cables for electric transmission and distribution lines. CTC's novel ACCC cable is superior to existing conventional conductor products of the same diameter in a number of key performance areas, including: Up to twice the ampacity of conventional cables; virtually eliminates high-temperature sag; uses conventional installation methods and tools; reduces construction costs on new lines by requiring fewer structures; may be retrofitted on existing structures to increase current capacity; non-corrosive core; eliminates bi-metallic corrosion; and reduces line losses, compared with same diameter conventional cables, at same operating temperatures. More information can be found at www.compositetechcorp.com or by contacting James Carswell, Director of Investor Relations, at 760-416-8628.
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This press release may contain forward-looking statements, as defined in the
Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (Company). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, risks associated with international transactions, general economic conditions, availability of funds for capital expenditure by customers, availability of timely financing, cash flow, timely delivery by suppliers, or the Company's ability to manage growth. Other risk factors attributable to the Company's business segment may affect the actual results achieved by the Company and are included in the Company's Annual Report filed with the Commissioner on Form 10KSB for fiscal year ended September 30, 2004.